EXHIBIT 10.3

Cyberlux Corporation

Executive Employment Agreement

This agreement is effective as of July 1, 2000, by and between Cyberlux Corporation ("Employer") and John W. Ringo ("Executive Employee) AMENDED as of January 1, 2003.

For good and valuable consideration, receipt of which is hereby acknowledged, the Employer (hereinafter "the Company" or "Cyberlux') employs the Executive Employee in accordance with the following terms and conditions:

            1.         The Executive Employee shall perform the following duties and fulfill the following responsibilities: (a) the Executive Title shall be Secretary and Corporate Counsel (hereinafter "Sec/Counsel); (b) duties shall extend to all legal protocols of the Company including responses to and timely report filings with the US SEC and all other governmental agencies; oversight of accounting policies, procedures and reports including audits and auditors; maintenance of official records of the Company; oversight of the Company's stock transfer; response to shareholder inquiries in transfer matters; representation of the Company in defense or plaintiff capacities; and, (c) accountability to the President, Chief Executive for the foregoing.

            2.         The Sec/Counsel's employment under this agreement shall commence on July 1, 2000 and shall, AS AMENDED, terminate on Jane 30, 2008. The Sec/Counsel's contract of employment may otherwise terminate upon occurrence of any of the following events: (a) death or disability of the Sec/Counsel; (b) failure of the Sec/Counsel to perform his duties satisfactorily due to ill health or consensus of the Board of Directors; or (c) voluntary withdrawal from office after nomination of a duly qualified successor. In the event of (a) death or disability, the Company will have provided for insurance or other funding source to pay to the spouse or the Sec/Counsel a minimum of, AS AMENDED, $204,000 or an amount equal to twice the Sec/Counsel's annual salary, including allowances and/or bonuses; (b) failure to perform due to ill health, the Company will have provided for disability insurance or other funding sources to pay the disabled Sec/Counsel 65% of his salary, including allowances and/or bonuses, that were in effect at the time of his disability through the remaining term of this contract; and (c) voluntary withdrawal, the Company will have provided a retirement benefit equal to 55% of the Sec/Counsel's cumulative salary, including allowances and/or bonuses, which shall be payable upon withdrawal from office.

            3.         Compensation of the Sec/Counsel shall be by salary payable biweekly, by bonuses consistent with certain thresholds of performance and through a stock option plan to be established by the Board of Directors. For the period, AS AMENDED, January 1, 2003 through December 31, 2003, the Sec/Counsel is to be paid a base salary of $8,500 per month. The Sec/Counsel is to receive fall health plan coverage which extends to his spouse, an automobile allowance of $500 per month; term life and disability insurance.

Cyberlux Corporation

            4.         The Sec/Counsel, John W. Ringo, will not at any time during the tenure of this agreement, or for a period of three years subsequent to the termination of this agreement, engage in any business competitive to that of Cyberlux Corporation unless such engagement may be on behalf of or inure to the benefit of the Company.

            5. Any dispute that may arise concerning fulfillment of the terms and conditions of this contract will be resolved by binding arbitration of the parties hereto. Each party shall select one arbitrator and both such arbitrators shall select a third. The arbitration will be governed by the rules of the American Arbitration Association then in force.

            6.         The terms and conditions of this contract will continue to any successor ownership of Cyberlux Corporation that may occur through reorganization, merger with or acquisition by another entity or entities. This agreement constitutes the complete understanding between the Company and John W. Ringo unless amended by a subsequent written instrument signed by both parties.

Cyberlux Corporation                                                Executive Employee

By  /s/  Donald F. Evans       _                        /s/ John W. Ringo
Donald F. Evans                                              John W. Ringo
Its Chief Executive Officer                             Title: Secretary/Corporate Counsel

Attest: By  /s/Alan H. Ninneman
Alan H. Ninneman
Its Senior Vice President